Wauwatosa Holdings, Inc.
Appoints New President and Chief Executive Officer
and Chairman of the Board

WAUWATOSA, WI, Thursday, September 21, 2006 – Wauwatosa Holdings, Inc. (the “Company,” NASDAQ Global Select Market “WAUW”) announced several organizational changes which were approved by the Board of Directors on Thursday, September 21, 2006.

Effective January 1, 2007, Mr. Douglas S. Gordon has been appointed President and Chief Executive Officer of the Company, and its Mutual Holding Company parent, Lamplighter Financial, MHC (the “Mutual Holding Company”). Mr. Gordon is currently President and Chief Operating Officer of Wauwatosa Savings Bank (the “Bank”), the subsidiary bank of the Company and Chief Operating Officer of the Company. In addition, effective January 1, 2007, Mr. Gordon was appointed Chief Executive Officer of the Bank.

Also effective January 1, 2007, Mr. Patrick S. Lawton has been appointed Chairman of the Board of the Company, the Bank and the Mutual Holding Company. Mr. Lawton has been a director of the Bank since 2000 and a director of the Company and Mutual Holding Company since 2005.

Wauwatosa Holdings, Inc. had total assets of $1.575 billion at June 30, 2006. Wauwatosa Savings Bank is a Wisconsin-chartered savings bank which was originally organized in 1921. Wauwatosa Savings is celebrating its 85th anniversary and conducts business from seven offices in Wauwatosa, Franklin, Oak Creek, Oconomowoc, Pewaukee and Waukesha, Wisconsin.

Cautionary Statements

The discussions in this news release, which are not historical statements, contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as “believe,” “expect,” and anticipate.” Wauwatosa Holdings, Inc. actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest relates and related yield curves, changes in demand for loans or other services, competition from other institutions, actual versus estimated loan loss experience, other general economic and political developments, plus factors discussed in our filings with the Securities and Exchange Commission.